[*CONFIDENTIAL TREATMENT REQUESTED]




                            LLC DMR LICENSE AGREEMENT


                                   Between


                                 TMS, INC.,

                           AN OKLAHOMA CORPORATION


                                   AND


                           VSC TECHNOLOGIES, LLC,

                    A DELAWARE LIMITED LIABILITY COMPANY





















                            October 10, 2002

                             LLC DMR LICENSE AGREEMENT



      THIS LLC DMR LICENSE AGREEMENT (the "Agreement")made and entered into as of the 10th day of October, 2002 by and between TMS, Inc., an Oklahoma corporation ("TMS"), and VSC Technologies, LLC, a Delaware limited liability company ("LLC").


      WHEREAS, contemporaneously herewith, TMS, LLC and Measurement Incorporated, a North Carolina corporation ("MI") have entered into that certain Master Agreement (the "Master Agreement"), pursuant to which, among other things, the parties agreed to enter into this Agreement;

      NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

      1.    Definitions.

            1.1. Code shall mean computer programming code and any other machine processable material necessary to complete the computer programming code.

            1.2.    Confidential Information shall have the meaning given in
Section 3.01 of the Master Agreement.

            1.3. Copy shall mean a material object in which a work is fixed by any method now known or later developed, and from which the work can be communicated, either directly or with the aid of a machine or device. The term "copy" includes the material object in which a work is first fixed, including a diskette, or a file which may be downloaded via any electronic or telecommunications means.

            1.4. Documentation (in lower case) shall mean textual and/or graphic material perceivable directly by humans and/or with the aid of a device or machine, relating to a computer program; (when capitalized) the term shall mean documentation relating to the Licensed Software (except for design documentation relating to Licensed Software), as listed in Annex A and updated accordingly.

            1.5. Education Market shall mean customers (including, but not limited to, educational testing companies, private and governmental departments of education and colleges, universities and similar institutions) which conduct testing, surveys or otherwise collect and/or archive information in or for educational systems or institutions.

            1.6. Escrow Agent shall have the meaning given in the Escrow Agreement.

            1.7.    Escrow Agreement shall have the meaning given in Section
10.2.

            1.8. Executable Code shall mean the machine readable form of the Code.

            1.9. Improvements means any modification, variation or Release of VSC Technology

            1.10. Intellectual Property Rights shall mean any and all rights to exclude, which may exist from time to time in a specified jurisdiction under patent law, copyright law, moral rights law, trade secret law, trademark law, unfair competition law, or other similar rights.

           1.11. Licensable Activity shall mean any activity encompassed by one or more Intellectual Property Rights, e.g., an activity which, absent a license, would give rise to liability for infringement (or inducement of infringement or contributory infringement) of the Intellectual Property Right(s).

           1.12.    License shall have the meaning given in Section 2.1.

           1.13. Licensed Marks shall mean those trademarks listed in Annex A hereto.

            1.14. Licensed Software shall mean the software listed in Annex A hereto,and all Releases now or hereafter issued by TMS.

            1.15. Net Sales shall mean LLC's invoice price of Licensed Software, f.o.b. factory, sold or leased by LLC, less only: (a) sales taxes, shipping and/or insurance if these are separately itemized on the invoice; and
(b) credits, product returns, refunds, rebates, chargebacks, retroactive price adjustments and any other reasonable allowances granted following the original invoice. A Copy of Licensed Software shall be deemed to be sold or leased upon acceptance of the Licensed Software by the customer. In no event, however, shall Net Sales exceed the amount actually paid to LLC.

           1.16. Operating Agreement shall mean that certain Operating Agreement by and among TMS, MI and LLC

           1.17. Person shall mean a natural person, a corporation (for profit or not for profit), an association, a partnership (general or limited), a joint venture, a trust, a government or political department, subdivision or agency, or any other entity.

           1.18. Prescribed Term shall mean terms, conditions and warranties implied by law and to some contracts for the supply of goods and services which the law expressly provides:

                 (a)     may not be excluded, restricted or modified; or


                 (b)     may be excluded, restricted or modified only to a
                          limited extent.

           1.19. Processor System shall mean a central processing unit ("CPU") and one or more co-processors (e.g., math or graphics co-processors) associated with the CPU.

           1.20 Release shall mean any official issuance of the Licensed Software, including any new version, error correction, revision, enhancement, improvement, and modification by TMS.

                 (a) Update Release shall mean issuance of the Licensed Software that contains corrections to errors ("bug fixes"). Update Release shall be denoted by a change to the one-hundredths digit to the right of the decimal point in the then current version of the Licensed Software (x.x(x)).

                 (b) Upgrade/Enhancement Release shall mean an improvement to an existing Licensed Software that is intended to extend the life or improve through enhanced performance of features and functions and is denoted by a change to the digit(s) to the right of the decimal point (x.(x)x) or by a change to the digit(s) to the left of the decimal point ((x.)xx) in the then current version of the Licensed Software.

           1.21   Royalty shall have the meaning given in Section 3.1.

           1.22 Source Code shall mean the human readable form, including explanatory comments, of the source code of the Licensed Software.

           1.23   Source Code Escrow Package shall have the meaning given in
Section 10.

           1.24   Term shall have the meaning given in Section 5.

           1.25   Territory shall be the world.

           1.26 Trademark Use means use of a Licensed Mark in accordance with and subject to Section 2.4.

           1.27   Transactional Agreements shall have the meaning given in
Section 1.07 of the Master Agreement.

           1.28 Use or Using of the Licensed Software shall mean the performance of the following steps only:

                  (a) copying some or all of a Copy of the Licensed Software into memory accessible by Processor Systems under the control of the User, solely for the purpose of making the Copy accessible to that Processor System and associated scanner(s) for execution of the Licensed Software (specifically not including making other Copies of the Licensed Software in disk storage or other permanent storage); and

                  (b) causing such User Processor System to execute the computer programs which have been copied into its memory.

           1.29 User shall mean shall mean each Person who Uses the Licensed Software.

           1.30 User License shall mean a license granted by LLC to a User to Use the Licensed Software in accordance with Section 1.28 (a) and (b).

           1.31 User License Agreement shall have the meaning given in Section 2.2.

           1.32 VSC(R) Technology shall mean the Virtual Scoring Center(TM) software listed in Annex C hereto, and all intellectual property rights related thereto, including all Improvements.

     2.    Grant of License.

           2.1. License Rights Granted Subject to the terms and conditions of this Agreement, TMS hereby grants to LLC and LLC hereby accepts a license in the Education Market, in the Territory (the "License") for the following purposes during the Term, under any and all Intellectual Property Rights owned or otherwise assertable by TMS, to engage in the following Licensable Activities:

                 (i) An exclusive license for distribution of copies of the Licensed Software to Users, provided that the User is only using the Licensed Software in conjunction with VSC Technology and selected response scoring in the Education Market;

                 (ii) An exclusive license for Trademark Use of the Licensed Marks provided that the User is only using the Licensed Software in conjunction with VSC Technology and selected response scoring in the Education Market; and

                 (iii) An exclusive license for distribution of the Documentation for use by Users provided that the User is only using the Licensed Software in conjunction with VSC Technology and selected response scoring in the Education Market.

           2.2. Sublicensing. LLC shall have the right to grant User Licenses in the Territory, but shall have no other right to grant other sublicenses of the rights conferred by this Agreement. Prior to granting any User License, TMS and LLC shall agree upon a standard User License agreement (excluding financial terms), which form shall be attached hereto as Annex D ("User License Agreement").

           2.3. Modification of Licensed Software. Except as otherwise provided in Section 9 hereof, the Escrow Agreement, and the Operating Agreement, LLC will not modify any of the Licensed Software without the specific written permission of TMS, which permission will not unreasonably be withheld if such modifications would be important to meet market or legal requirements within the Territory while, at the same time, not adversely affecting the performance of the Licensed Software. TMS will supply LLC with such information and software code as are reasonably necessary for LLC to perform such modifications as are approved or permitted and, at LLC's request, shall directly or through TMS prepare and provide the requested modifications on mutually acceptable terms. Any modifications to the Licensed Software by LLC pursuant to this Section 2.3 will fall outside TMS' Standard Warranty in Section 6 hereof and will be the sole responsibility of LLC.

           2.4. No Other Rights Granted. Except for the license rights enumerated in this Agreement, this Agreement does not include a grant to LLC of any other right, license or interest in, any trademarks of TMS, the right to engage in any other Licensable Activity, nor any other ownership right, title or interest, nor any other security interest or other interest, in any other Intellectual Property Rights relating to the Licensed Software.

          2.5.  Licensed Marks.

                (a) The Licensed Marks shall be used only in connection with the VSC Technology. LLC shall cause appropriate indicia of TMS's ownership of the Licensed Marks to appear on all promotional materials using the Licensed Marks.

                (b) LLC may use its own trademarks in conjunction with the Licensed Marks.

                (c) LLC acknowledges TMS's right to control quality regarding the nature and quality of the Licensed Software sold under the Licensed Marks. LLC agrees to the quality standards as TMS has or shall establish regarding the manner of the Licensed Marks' use. TMS reserves the right to inspect the use of the Licensed Marks and LLC agrees to provide examples of its use every six (6) months and as requested by TMS. All use of the Licensed Marks shall terminate upon the termination of this Agreement.

                (d) LLC acknowledges the validity of TMS's ownership, right, title and interest in and to the Licensed Marks, including TMS's rights to register or to have registered as the owner of any or all of the Licensed Marks under the laws of any jurisdiction. All use of any of the Licensed Marks by LLC shall inure to the sole benefit of TMS in any and all jurisdictions. Notwithstanding the foregoing, if any of the Licensed Marks are found to be invalid or generic in a court of law or by a decision of the Trademark Office of any jurisdiction, and such decision is not appealed or is not ultimately overturned, then LLC shall no longer be required to treat the Licensed Marks as trademarks of TMS or to be bound by the restrictions of this Agreement concerning their use, in the nation in which the decision was rendered.

                (e) LLC shall not at any time do or suffer to be done any act or thing which will in any way impair the rights of TMS in and to such Licensed Marks. If in the reasonable business judgment of TMS any act or failure to act by LLC constitutes a danger to the value or validity or ownership of any of the Licensed Marks, then TMS may in lieu of or in addition to any other remedy available to it (including termination of the License) give notice to LLC describing the danger and may suspend in whole or in part LLC's right to use the Licensed Marks, effective on LLC's receipt of the notice. The suspension shall continue until TMS reasonably determines that the danger no longer exists.


        2.6. Delivery of the Licensed Software and Documentation. TMS shall deliver to all Users, with a notification (i.e., shippers label) to MI, on behalf of the LLC, the Executable Code of the Licensed Software (but no Source
Code), Documentation, and all Releases.   TMS shall bear the cost of all
distribution.

     3. Royalties.

        [***]

        3.2. Monthly Reports. Within twenty (20) days after the end of each month, LLC will furnish TMS with an itemized report ("Monthly Sales Report"), signed on behalf of LLC by an authorized representative of LLC, that sets forth in detail:

                (a) the amount of Net Sales received by LLC in that reporting period pursuant to this Agreement; and

                (b)    the amount due TMS for Royalties.

        3.3. Annual Reports. Within forty-five (45) days after the end of each calendar year, TMS will furnish LLC with a consolidated year-end report, signed on behalf of TMS by an officer of TMS.

               (a) The year-end distribution report will include year-to-date information as of the year end.

               (b) The year-end distribution report may be combined with the final Monthly Sales Report for the year in question under Section 3.2 if (i) the final Monthly Sales Report results are separately stated, and (ii) the year-end report is delivered on or before the time at which the final Monthly Sales Report is due.

        3.4. Records; Inspection Rights. LLC will maintain appropriate records of the number and location of all Copies that it distributes of the Licensed Software, as well as records of services and deductible expenses made pursuant to the License granted hereunder. Such records shall, within three (3) years after the royalty period to which such records relate, be open to inspection from time to time on reasonable notice during normal business hours by TMS or by an independent accountant selected by TMS and approved by LLC, which approval shall not be unreasonably withheld. TMS or the accountant shall have the right to examine the records which relate to the computation of the Royalties to be paid under this Agreement and the accountant may report the findings of such examination of records to TMS solely to the extent of reporting the accuracy of the reports and payments made by LLC, including the amount of any discrepancy, if any. Such examination, however, shall not occur more than one (1) time per year, unless the prior year's audit disclosed a discrepancy, or unless a cumulative total of two audits has disclosed a discrepancy, in which case such examinations may occur up to four (4) times per year at times and intervals selected in the sole discretion of TMS. A copy of any report provided to TMS by the accountant shall be given concurrently to LLC. Any accountant so selected shall sign, at the request of LLC, an appropriate agreement with LLC to keep confidential all information obtained as a result of such examination of records. TMS shall be responsible for all the costs associated with such audit, unless the examination of the accountant reveals: (i) an underpayment by LLC by more than ten percent (10%) of the amount actually owing to TMS during any annual reporting period, or $10,000, whichever is greater, in which case LLC shall bear such costs; or (ii) there is an underpayment in the period in question and the amount of all underpayments from all prior periods exceeds $20,000, in which case LLC shall bear such costs of the final audit.

[*CONFIDENTIAL TREATMENT REQUESTED]

   4. Customer Support. TMS will contract with Users to provide customary customer support for the Licensed Software installed for any User; provided, however, TMS shall not be required to disclose to LLC or any User any trade secrets, Source Code or other proprietary information. TMS shall in any event make such support available on terms no less favorable than those offered to any other customer of TMS.

   5. Term. The term (the "Term") of this Agreement shall commence upon execution and shall continue until terminated as provided herein.

   6. Standard Warranty. TMS represents that the Licensed Software meets the specifications referenced in Annex B, and as may be updated from time to time. If deviations from specifications are discovered by MI on behalf of the LLC before acceptance, TMS agrees to use reasonable efforts to correct such deviations. LLC shall not pass through to its customers, Users or any other third parties any warranty by TMS except for the limited warranty contained in this Section 6. LLC shall make no other representations to its customers, Users or any other third party on behalf of TMS. As provided solely under this
Section 6 of this Agreement, no warranty, representation or agreement of this
Section 6 shall be deemed to be made for the benefit of any customer or User of LLC or any other third party.

   7.   Warranties and Representations.

        7.1.    General Disclaimer. Except for the warranties referred to in
Section 6 and Section 7.2 hereof, and in any Trasactional Agreement (as defined in the Master Agreement), and the Escrow Agreement, TMS DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN), WITH RESPECT TO THE LICENSED SOFTWARE OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT TMS KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. IN ADDITION, TMS EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN LLC (AND ANY PERSON CLAIMING RIGHTS DERIVED FROM LLC'S RIGHTS) WITH RESPECT TO THE LICENSED SOFTWARE OR ANY PART THEREOF.

        7.2. Representations of TMS. TMS represents to LLC that: (a) it is the exclusive owner of the Licensed Software and the Licensed Trademarks; (b) TMS has the exclusive right to grant the licenses granted hereunder; and (c) the Licensed Software is all that is required to perform the functions described in Annex B.

     [***]


   9. No Access to Source Code/No Reverse Engineering. Except for the limited circumstances of Section 10 and as otherwise provided in any Transactional Agreement (as defined in that Master Agreement between the parties of even date herewith) and the Escrow Agreement, TMS is under no obligation to provide LLC with a copy of any source code or its internal design specification for any software or related materials, including but not limited to, the Licensed Software. Except as otherwise provided in this Agreement, in any Transactional Agreement and the Escrow Agreement, LLC shall not reverse assemble or decompile any software, in whole or in part, including the Licensed Software, and shall ensure that the source code is maintained in a secure location by employees who are under obligations of confidentiality no less strict than that imposed on the parties by the Master Agreement. However, in the event of a breach by TMS of its obligations hereunder, or in the event of failure by TMS to perform its obligation to maintain the Licensed Software, and such failure is not cured as provided in Section 11.1, LLC shall be entitled to reverse assemble and decompile the Licensed Software and shall be entitled to modify the Licensed Software and make derivative works therefrom.

[*CONFIDENTIAL TREATMENT REQUESTED]

   10.  Source Code Escrow.


        10.1. Source Code Escrow Package Definition. The term "Source Code Escrow Package" means that which is escrowed pursuant to the Escrow Agreement.

       10.2. Delivery of Source Code Into Escrow. At the time of execution of this Agreement, TMS shall deliver a Source Code Escrow Package to the Escrow Agent, provided that TMS, LLC and the Escrow Agent shall first enter into an escrow agreement ("Escrow Agreement") acceptable to all parties. TMS and LLC shall enter into such an Escrow Agreement prior to the delivery of the Source Code Escrow Package. Notwithstanding the terms of this Agreement, the Escrow Agreement shall control in the event of any conflict with this Agreement.

       10.3. Delivery of New Source Code Into Escrow. When and if from time to time TMS provides a User and MI on behalf of the LLC with a Release, TMS shall within 30 days after final acceptance (as described in Schedule IIA of the Operating Agreement), by MI, on behalf of the LLC, of the delivered software deposit with the Escrow Agent, a Source Code Escrow Package pursuant to the terms of the Escrow Agreement, and give MI on behalf of the LLC notice of such delivery.

       10.4. Escrow Fees. All fees and expenses charged by the Escrow Agent will be borne by LLC as provided in the Escrow Agreement. TMS shall not be required to reimburse LLC for any such fees, expenses or other charges billed to LLC by the Escrow Agent except as may be otherwise expressly agreed in writing by TMS.

   11.  Termination.


       11.1. Breach/Termination. The only cause for termination of this Agreement shall be if a party fails to perform any of its obligations under this Agreement and fails to remedy said breach within thirty (30) days after being given written notice of specific failure or default and termination by the non-defaulting party. MI may act on behalf of the LLC in the event of a default by TMS under this Agreement.

       11.2. Effect of Termination. In the event that this Agreement is terminated:

               (a) any and all rights granted to LLC under this Agreement shall terminate;

               (b)  each party will deliver to each other party within twenty
               (20) days of termination all copies in its possession or control of each other party's Confidential Information relating to this Agreement;

               (c) LLC's obligations to make payments shall survive termination;

               (d) except as specially provided herein, no party hereunder shall be discharged or relieved from any liability or obligation existing prior to such termination; and

               (e) LLC shall cease Using the Licensed Software and the Licensed Marks, except, however, such termination shall not affect User Licenses granted prior thereto.

       11.3 Payment of Claimed Royalties. Notwithstanding 11.1 and 11.2 above, this Agreement shall continue in full force and effect as long as MI on behalf of the LLC delivers claimed Royalties into escrow until any matters in dispute are resolved.

   12.  Miscellaneous.

       12.1. Independent Contractor. The parties acknowledge and understand that each party is an independent contractor under this Agreement. This Agreement shall not create nor be construed to create an employee/employer, agent/principal, partnership or joint venture or any other relationship between TMS and LLC other than that of independent contractor. Further, no party has any authority whatsoever to represent to any third party that it is the other's attorney-in-fact or to act on behalf of or bind any other party in any capacity or way with respect to this Agreement.

       12.2. Further Action. Without further consideration, each party hereby agrees to execute and deliver, and to cause its officers, trustees, employees and agents to execute and deliver, such other instruments, and to take such other action as the other parties may reasonably request to more effectively convey, transfer, vest and put in possession, the rights granted hereunder, and to assist in the recordation of same as necessary, all in such form and substance as the requesting parties may reasonably request.

       12.3. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the legal representatives, administrators, successors and any permitted assigns and licensees of the parties hereto, but shall otherwise be non-transferable without the express written consent of the non-assigning party.

       12.4. Governing Law. This Agreement and all User Licenses shall be deemed to have been made under, and shall be construed and interpreted in accordance with the laws of the State of Delaware.

       12.5. Entire Agreement. The terms and conditions herein contained, including all the annexes and schedules hereto, along with the Transactional Agreements and all the exhibits, annexes and schedules thereto, constitute the entire agreement between the parties and supersede all previous communications whether oral or written between the parties hereto with respect to the subject matters hereof, and no other previous agreement or understanding varying or extending the same shall be binding upon any party hereto. Nothing herein shall otherwise limit any rights or obligations of MI, TMS or LLC under the Operating Agreement.

       12.6. No Waiver. The parties covenant and agree that if any party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if any party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by any party except by written consent by all the parties.

       12.7. Amendment. No amendment or modification to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of each of the parties.

       12.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement by their duly authorized officers on the date specified above.


TMS:                          TMS, INC.


                              By:/s/ Deborah L. Klarfeld
                              --------------------------------
                              Deborah L. Klarfeld, President



LLC:                          VSC TECHNOLOGIES, LLC

                               By:  Measurement Incorporated, Manager


                               By:/s/ Henry H. Scherich, Ph.D.
                               --------------------------------------
                               Henry H. Scherich, Ph.D., President



                               By:  TMS, Inc., Manager


                               By: /s/ Deborah L. Klarfeld
                               --------------------------------------
                               Deborah L. Klarfeld, President